Exhibit 99(a)

Investor Contact:	Kenneth R. Bowling	Media Contact:	Teresa A. Huffman
	Chief Financial Officer		Vice President, Human Resources
	336-881-5630		336-889-5161

CULP ANNOUNCES RESULTS FOR FIRST QUARTER FISCAL 2017

HIGH POINT, N.C. (August 30, 2016) ─ Culp, Inc. (NYSE: CFI) today reported financial and operating results for the first quarter ended July 31, 2016.

Fiscal 2017 First Quarter Highlights

●	Net sales were $80.7 million, up 0.6 percent over the prior year, with mattress fabric sales up 5.7 percent and upholstery fabric sales down 6.9 percent.

●	Pre-tax income was $8.5 million, up 15 percent compared with $7.4 million for the prior year period.

●	Net income (GAAP) was $5.3 million, or $0.43 per diluted share, compared with net income of $4.7 million, or $0.38 per diluted share, in the prior year period.

●
Adjusted net income (non-GAAP) was $7.0 million, or $0.56 per diluted share, for the current quarter, compared with $6.2 million, or $0.50 per diluted share, for the prior year period.  (Adjusted net income is calculated using estimated cash income tax expense.  See the reconciliation to net income on page 6.)

●
The company’s financial position remained strong with cash and cash equivalents and short term investments of $48.0 million and $7.0 million outstanding on the company’s line of credit as of July 31, 2016, for a net cash position of $41.0 million, compared with $42.1 million of net cash at the end of last fiscal year.

●	Annualized consolidated return on capital was 38 percent compared with 34 percent in the prior year period.

●
The company paid a cash dividend of $0.07 per share and a special cash dividend of $0.21 per share during the quarter, totaling $3.4 million. Since June 2011, the company has returned a total of approximately $43 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

Financial Outlook

●
The projection for the second quarter of fiscal 2017 is for overall sales to be flat to slightly higher as compared with the same period last year.  Pre-tax income is expected to be in the range of $6.6 million to $7.1 million.  Pre-tax income for the second quarter of fiscal 2016 was $6.1 million.

●	The company expects fiscal 2017 to be another good year for free cash flow even after the planned approximately $12 million in capital expenditures.

Overview

For the first quarter ended July 31, 2016, net sales were $80.7 million, compared with $80.2 million a year ago.  The company reported net income of $5.3 million, or $0.43 per diluted share, for the first quarter of fiscal 2017, compared with net income of $4.7 million, or $0.38 per diluted share, for the first quarter of fiscal 2016.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

Given the volatility in income tax during fiscal 2016 and previous years, the company is reporting adjusted net income (non-GAAP), which is calculated using estimated cash income tax expense for its foreign subsidiaries.  (A presentation of adjusted net income and a reconciliation to net income is set forth on page 6.)  The company currently does not incur cash income tax expense in the U.S., nor does it expect to for two to three more years, due to approximately $18.0 million in U.S. net operating loss carryforwards as of the end of fiscal 2016. For the first quarter of fiscal 2017, adjusted net income was $7.0 million, or $0.56 per diluted share, compared with $6.2 million, or $0.50 per diluted share, for the first quarter of fiscal 2016.  On a pre-tax basis, the company reported income of $8.5 million, compared with $7.4 million for the first quarter of fiscal 2016.

Commenting on the results, Frank Saxon, president and chief executive officer of Culp, Inc., said, “We are pleased to report a strong first quarter for Culp in fiscal 2017, highlighted by better than expected sales in mattress fabrics and an improved operating performance in both of our businesses.  Our total sales were in line with expectations and were up slightly compared with very strong first quarter sales a year ago.

“Our strategic focus on creative designs, innovation and exceptional customer service continues to drive both businesses.  Our scalable and global manufacturing platform supports our ability to deliver these products in an efficient manner and continue to meet changing customer demand.  Importantly, we have the financial strength to make the strategic investments to enhance our operations and support our growth strategy and return funds to shareholders,” added Saxon.

Mattress Fabric Segment

Mattress fabric sales for the first quarter were $50.5 million, up 5.7 percent compared with $47.8 million for the first quarter of fiscal 2016.

“Our mattress fabric business experienced a strong performance in the first quarter of fiscal 2017 as results exceeded our expectations,” said Iv Culp, president of Culp’s mattress fabric division.  “We are pleased with the consistent execution of our strategic plan and our year over year top line increase in a seasonally high selling season compared with a strong first quarter sales performance last year.  Our outstanding designs and innovative product offering, backed by exceptional customer service, are the key drivers of our performance and provide a strong competitive advantage for Culp in the mattress fabric industry.

“From product design to final delivery, we are doing a great job in executing our diversification strategy to offer a full complement of fabrics and sewn covers across most price points and style trends.  Notably, our mattress cover business, known as CLASS, continued to perform well, and we are excited about the additional sales opportunities ahead for mattress covers. CLASS allows us to design our product offerings from fabric to finished cover and expand our business with our traditional customers and also target new market segments, especially the fast growing Internet bedding space.

“We have continued to make important strategic investments to enhance our operations and improve our product delivery performance.  Our operating results for the first quarter confirm the value of these investments with increased capacity, enhanced finishing capabilities and overall improved efficiency and throughput.  We also benefited from lower input costs.  We remain on track with the latest expansion projects in our North Carolina facilities to add more production capacity, expand our design and administrative facilities, and significantly enhance our distribution capabilities.  Additionally, phase two of our Canadian expansion project is underway, including new equipment installations and enhanced finishing capabilities. Importantly, our new Canadian distribution platform, expected to commence operations in the second half of fiscal 2017, will allow us to ship directly to our customers in Canada.  Together, these major investments will significantly enhance our ability to serve all of our customers and strengthen Culp’s leadership position in North America.  Importantly, as we grow our business, we are also highly focused on our quality processes, and we have added key leadership positions to our operations team with responsibility for continuous improvement initiatives.

“Looking ahead, the fundamentals of our mattress fabric business are solid, and we have an excellent infrastructure to support our continued growth and innovation.  While we see some uncertainty with respect to demand trends for the rest of fiscal 2017, Culp has a solid competitive position, and we will continue to be strategic in targeting customers who value our innovation and compelling value proposition.  We remain confident in our ability to execute our strategy with continued success in the year ahead,” Culp concluded.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

Upholstery Fabric Segment

Sales for this segment were $30.2 million for the first quarter, compared with sales of $32.4 million in the first quarter of fiscal 2016.

“Our upholstery fabric sales were somewhat below expectations for the first quarter of fiscal 2017, while our operating results showed solid improvement over the same period last year,” noted Boyd Chumbley, president of Culp’s upholstery fabric division.  “Our sales were affected by softer retail demand and our customer mix strategy.

“Overall, we are pleased with the consistent execution of our product-driven strategy with an unrelenting focus on creative designs and innovation.  At the same time, we are succeeding with our plan to diversify both our customer and product mix to enhance our profitability.  Our China platform supports these marketing efforts with the flexibility to adapt to changing furniture market trends and consumer style preferences.  China produced fabrics accounted for 92 percent of Culp’s upholstery fabric sales during the first quarter.  Our improved operating performance also reflects a stable cost environment as well as a more favorable currency exchange rate in China compared with a year ago.

“We are proud of our reputation as an innovative and trusted industry leader.  Our creative designs and new product introductions continue to resonate with our global customer base.  The recent launch of Culp’s ‘performance’ line of highly durable, stain-resistant fabrics has been well received in the market with strong placements.  As we have continued to drive innovation, we are further enhancing our competitive position with outstanding products and service for our customers.  We look forward to the opportunities ahead for our upholstery fabric business in fiscal 2017, especially as consumer demand trends improve,” concluded Chumbley.

Balance Sheet

“Maintaining a strong financial position is one of Culp’s top priorities for fiscal 2017,” added Ken Bowling, senior vice president and chief financial officer of Culp, Inc.  “As of the end of the first quarter, we reported $48.0 million in cash and cash equivalents and short-term investments compared with $32.3 million a year ago.  As planned, the company borrowed funds to mitigate our foreign exchange exposure, with $7.0 million outstanding on our line of credit at the end of the first quarter, leaving a net cash position of $41.0 million, compared with $42.1 million of net cash at the end of last fiscal year.  The slight decrease in our net cash position was achieved despite spending $3.1 million on capital expenditures and $3.4 million on dividends.  Free cash flow was $2.2 million, compared with a negative $1.8 million for the first quarter of fiscal 2016.  The year over year improvement in free cash flow was due primarily to improved working capital management, especially inventory.  With our expected good cash flow in fiscal 2017, we plan to reduce our outstanding debt as quickly as possible.  We are also pleased with the continued gains in return on capital, as operating income improved 16 percent compared to the previous year, while capital employed increased only four percent.

“Consistent with our capital allocation strategy, the company paid a $0.21 per share special dividend during the first quarter, along with the regular quarterly dividend of $0.07 per share, totaling $3.4 million.  For fiscal 2017, capital expenditures are currently projected to be approximately $12.0 million, along with modest growth in working capital.”

Dividends and Share Repurchases

The company also announced that the Board of Directors approved the payment of the company’s quarterly cash dividend of $0.07 per share.  This payment will be made on October 17, 2016, to shareholders of record as of October 3, 2016.  Future dividend payments are subject to Board approval and may be adjusted at the Board’s discretion as business needs or market conditions change.

The company did not repurchase any shares during the first quarter of fiscal 2017, leaving $5.0 million available under the share repurchase program approved by the Board in June 2016.

Since June 2011, the company has returned approximately $43 million to shareholders in the form of regular quarterly and special dividends and share repurchases.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

Financial Outlook

Commenting on the outlook for the second quarter of fiscal 2017, Saxon remarked, “We expect overall sales to be flat to slightly higher as compared with the second quarter of last year.

“We expect sales in our mattress fabric segment to be moderately higher compared with the second quarter in fiscal 2016.  Operating income is also expected to moderately increase, while margins in this segment are expected to be slightly higher as compared to the same period a year ago.

“In our upholstery fabric segment, we expect sales to be flat to slightly lower as compared to the same time last year, as we anticipate a continuing weak retail environment for furniture sales.  Operating income and margins are expected to be flat to slightly higher compared with the same period a year ago.

“Considering these factors, the company expects to report pre-tax income for the second fiscal quarter of 2017 in the range of $6.6 million to $7.1 million.  Pre-tax income for last year’s second quarter was $6.1 million.

“With respect to the full year, capital expenditures for fiscal 2017 are currently expected to be approximately $12.0 million, mostly related to expansion and efficiency improvement projects for mattress fabrics.  Additionally, the company expects another good year of free cash flow, even with the anticipated high level of capital expenditures and modest growth in working capital.”

In closing, Saxon remarked, “We are pleased with the solid start for Culp in fiscal 2017.  Going forward, we are well positioned to build on this success with our outstanding design capabilities, favorable product mix, scalable global manufacturing platform and reputation for outstanding customer service.  At the same time, we have a strong financial position and the flexibility to continue to drive innovation, enhance our operations and pursue strategic initiatives.  Above all, we are committed to outstanding performance for our customers as a financially stable and trusted source for innovative fabrics.  We look forward to the opportunities before us in fiscal 2017.”

About the Company

Culp, Inc. is one of the world's largest marketers of mattress fabrics for bedding and upholstery fabrics for residential and commercial furniture.  The company markets a variety of fabrics to its global customer base of leading bedding and furniture companies, including fabrics produced at Culp’s manufacturing facilities and fabrics sourced through other suppliers.  Culp has operations located in the United States, Canada and China.

This release contains “forward-looking statements” within the meaning of the federal securities laws, including the Private Securities Litigation Reform Act of 1995 (Section 27A of the Securities Act of 1933 and Section 27A of the Securities and Exchange Act of 1934).  Such statements are inherently subject to risks and uncertainties.  Further, forward looking statements are intended to speak only as of the date on which they are made, and we disclaim any duty to update such statements.  Forward-looking statements are statements that include projections, expectations or beliefs about future events or results or otherwise are not statements of historical fact.  Such statements are often but not always characterized by qualifying words such as “expect,” “believe,” “estimate,” “plan” and “project” and their derivatives, and include but are not limited to statements about expectations for our future operations, production levels, sales, profit margins, profitability, operating income, capital expenditures, income taxes, SG&A or other expenses, pre-tax income, earnings, cash flow, and other performance measures, as well as any statements regarding future economic or industry trends or future developments. Factors that could influence the matters discussed in such statements include the level of housing starts and sales of existing homes, consumer confidence, trends in disposable income, and general economic conditions.  Decreases in these economic indicators could have a negative effect on our business and prospects.  Likewise, increases in interest rates, particularly home mortgage rates, and increases in consumer debt or the general rate of inflation, could affect us adversely. Changes in consumer tastes or preferences toward products not produced by us could erode demand for our products. Changes in the value of the U.S. dollar versus other currencies could affect our financial results because a significant portion of our operations are located outside the United States. Strengthening of the U.S. dollar against other currencies could make our products less competitive on the basis of price in markets outside the United States, and strengthening of currencies in Canada and China can have a negative impact on our sales of products produced in those places. Also, economic and political instability in international areas could affect our operations or sources of goods in those areas, as well as demand for our products in international markets. Further information about these factors, as well as other factors that could affect our future operations or financial results and the matters discussed in forward-looking statements, is included in Item 1A “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on July 15, 2016 for the fiscal year ended May 1, 2016. In addition, please note that the company is not responsible for changes made to this release by wire services, internet services, or other media.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

CULP, INC.
Condensed Financial Highlights
(Unaudited)

	Three Months Ended
	July 31, 2016	August 2, 2015

Net sales	$80,682,000	$80,185,000
Income before income taxes	$8,546,000	$7,408,000
Net income	$5,313,000	$4,701,000
Net income per share:
Basic	$0.43	$0.38
Diluted	$0.43	$0.38

Adjusted net income	$7,025,000	$6,245,000
Adjusted net income per share:
Basic	$0.57	$0.51
Diluted	$0.56	$0.50

Average shares outstanding:
Basic	12,286,000	12,277,000
Diluted	12,463,000	12,456,000

Presentation of Adjusted Net Income and Adjusted Income Taxes (1)

	Three Months Ended
	July 31, 2016	August 2, 2015

Income before income taxes	$8,546,000	$7,408,000
Adjusted income taxes (2)	$1,521,000	$1,163,000
Adjusted net income	$7,025,000	$6,245,000

(1)
Culp, Inc. currently does not incur cash income tax expense in the U.S. due to its estimated $18.0 million in net operating loss carryforwards as of May 1, 2016. Therefore, adjusted net income is calculated using only income tax expense for the company’s subsidiaries in Canada and China.

(2)
Represents estimated income tax expense for the company’s subsidiaries in Canada and China, calculated with a consolidated adjusted effective income tax rate of 17.8% for fiscal 2017 and 15.7% for fiscal 2016.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

Consolidated Adjusted Effective Income Tax Rate, Net Income and Earnings Per Share
For the Three Months Ended July 31, 2016, and August 2, 2015
(Unaudited)
(Amounts in Thousands)

		THREE MONTHS ENDED
		Amounts
		July 31, 2016	August 2, 2015

Consolidated Effective GAAP Income Tax Rate	(1)	37.8%	36.5%

Non-Cash U.S. Income Tax Expense		(19.6)%	(20.5)%

Non-Cash Foreign Income Tax Expense		(0.4)%	(0.3)%

Consolidated Adjusted Effective Income Tax Rate	(2)	17.8%	15.7%

	THREE MONTHS ENDED
	As reported July 31, 2016	Adjustments	As Adjusted July 31, 2016	As reported August 2, 2015	Adjustments	As Adjusted August 2, 2015

Income before income taxes	$8,546		$8,546	$7,408		$7,408

Income taxes (3)	3,233	$(1,712)	1,521	2,707	$(1,544)	1,163
Net income	$5,313	$1,712	$7,025	$4,701	$1,544	$6,245

Net income per share-basic	$0.43	$0.14	$0.57	$0.38	$0.13	$0.51
Net income per share-diluted	$0.43	$0.14	$0.56	$0.38	$0.12	$0.50
Average shares outstanding-basic	12,286	12,286	12,286	12,277	12,277	12,277
Average shares outstanding-diluted	12,463	12,463	12,463	12,456	12,456	12,456

(1)	Calculated by dividing consolidated income tax expense by consolidated income before income taxes.

(2)	Represents estimated cash income tax expense for our subsidiaries located in Canada and China divided by consolidated income before income taxes.

(3)	Adjusted income taxes calculated using the Consolidated Adjusted Effective Income Tax Rate as reflected above.

-MORE-

CFI Announces Results for First Quarter Fiscal 2017

August 30, 2016

Reconciliation of Free Cash Flow and Return on Capital
For the Three Months Ended July 31, 2016, and August 2, 2015
(Unaudited)
(Amounts in thousands)

Free Cash Flow Reconcilation

	Three Months Ended	Three Months Ended
	July 31, 2016	August 2, 2015

Net cash provided by operating activities	$5,752	$1,055
Minus: Capital Expenditures	(3,139)	(3,336)
Add: Proceeds from the sale of equipment	-	104
Add: Excess tax benefits related to stock-based compensation	167	788
Minus: Purchase of long-term investments	(559)	(478)
Effects of exchange rate changes on cash and cash equivalents	(4)	116

Free Cash Flow	$2,217	$(1,751)

Return on Capital Reconciliation

	Three Months Ended		Three Months Ended
	July 31, 2016		August 2, 2015

Consolidated Income from Operations	$8,673		$7,461
Average Capital Employed (2)	92,478		86,909

Return on Average Capital Employed (1)	37.5%		34.3%

Average Capital Employed

	July 31, 2016	May 1, 2016	August 2, 2015	May 3, 2015

Total assets	$183,360	$175,142	$166,880	$171,300
Total liabilities	(51,925)	(46,330)	(48,155)	(51,873)

Subtotal	$131,435	$128,812	$118,725	$119,427

Less:
Cash and cash equivalents	(45,549)	(37,787)	(25,933)	(29,725)
Short-term investments	(2,434)	(4,359)	(6,336)	(10,004)
Long-term investments	(4,611)	(4,025)	(2,893)	(2,415)
Income taxes receivable	-	(155)	(142)	(229)
Deferred income taxes - non-current	(1,942)	(2,319)	(4,406)	(5,169)
Current maturities of long-term debt	-	-	2,200	2,200
Income taxes payable - current	358	180	392	325
Income taxes payable - long-term	3,779	3,841	3,634	3,792
Deferred income taxes - non-current	1,532	1,483	1,072	982
Line of credit	7,000	-	-	-
Deferred compensation	5,031	4,686	4,280	4,041

Total Capital Employed	$94,599	$90,357	$90,593	$83,225

Average Capital Employed (2)	$92,478		$86,909

Notes:

(1)
Return on average capital employed represents operating income for the three month period ending July 31, 2016, or August 2, 2015, times four quarters  to arrive at an annualized value then divided by average capital employed. Average capital employed does not include cash and cash equivalents, short-term investments, long-term investments, current maturities of long-term debt, line of credit, noncurrent deferred tax assets and liabilities, income taxes receivable and payable, and deferred compensation.

(2)	Average capital employed used for the three months ending July 31, 2016, was computed using the two quarterly periods ending July 31, 2016, and May 1, 2016.
Average capital employed used for the three months ending August 2, 2015, was computed using the two quarterly periods ending August 2, 2015, and May 3, 2015.

-END-